UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rules 14a-6(e)(2)).

☐	Definitive proxy statement.

☐	Definitive additional materials.

☒	Soliciting material pursuant to § 240.14a-11(c) or § 240.14a-12.

COMMONWEALTH INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Commonwealth Industries, Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Commonwealth Industries, Inc.

Commission File No.: 0-25642

Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the consummation of the closing of the definitive merger agreement and IMCO’s and Commonwealth’s and their respective subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, anticipated synergies, competitive position, technical capabilities, access to capital and growth opportunities are forward-looking statements. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which IMCO and Commonwealth are unable to predict or control, that may cause the combined companies’ actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the ability to complete the merger while obtaining the approval of the regulatory agencies and shareholders, the ability to successfully integrate and achieve cost savings and revenue enhancements in connection with the transaction, the success of the implementation of the information system across both companies, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, the ability to effectively hedge the cost of raw materials, capacity and supply constraints or difficulties, any increase in the cost of capital, the success of IMCO and Commonwealth in implementing their respective business strategies, and other risks as detailed in the companies’ various filings with the SEC.

Additional Information

IMCO will be filing a Registration Statement on Form S-4 and IMCO and Commonwealth will file a joint proxy statement/prospectus and other relevant documents concerning the proposed merger transaction with the SEC. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by IMCO free of charge by requesting them in writing from IMCO or by telephone at (972) 401-7200. You may obtain documents filed with the SEC by Commonwealth free of charge by requesting them in writing from Commonwealth or by telephone at (502) 589-8100. IMCO and Commonwealth, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of IMCO and Commonwealth in connection with the merger. Information about the directors and executive officers of IMCO and their ownership of IMCO stock is set forth in the proxy statement for IMCO’s 2004 Annual Meeting of Stockholders. Information about the directors and executive officers of Commonwealth and their ownership of Commonwealth stock is set forth in the proxy statement for Commonwealth’s 2004 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

The following documents are filed herewith pursuant to Rule 14a-12 under the Securities Exchange Act of 1934: Employee Q&A Answers posted on the Corporate Intranet of Commonwealth Industries, Inc.

ANSWERS AT CII

MERGER FAQ’s

Questions Concerns	Via: ciionline/ toll-free	Date Received	Response	Date Posted to CIInet	Location
While I understand that change is good and that this Merger is a positive move for Commonwealth, I am a new employee and there have been several changes that have happened over the last 2 weeks. I must admit, I am nervous, but committed to continuing to do my job well. I do have a few questions that I hope someone can answer.	ciionline	06/17/04		6/21/04	Louisville

1. Will I still have a job come October? I have to work. At the present time, my husband is not working. I am the one who carries the insurance for my family.			1. This is not a transaction driven by job reductions. CII and IMCO are two highly complementary businesses. While there is the possibility of layoffs, we have no specific details at this time.

2. Will our benefits change? I am enrolled in college. If Commonwealth is going to change their tuition reimbursement benefit, I need to know because I can not afford the tuition myself and I will need to withdraw from school.

2. There are no plans to change the benefit plans in the near term, and it’s premature to discuss how benefit plans may change in the future. As is the case today – the new company will want to attract and retain qualified people and to reward them for their contributions, so the benefit plans for the new company will have to be designed to accomplish those objectives.

Will the combined companies be renamed?	ciionline	06/17/04	It is our intention to select and announce a new name prior to closing the transaction.	6/21/04	Louisville

Where will the company be headquartered? What will happen to the Louisville office? If there remains a presence in Louisville, what will that consist of?	ciionline	06/17/04	The corporate headquarters location is currently under evaluation. It will be based on strategic and financial factors and will be announced upon conclusion of the evaluation. Louisville offers the new combined company strengths such as: proximity to production facilities and our customer base, in addition to a well-developed infrastructure of corporate systems. It is our hope that the new company will be able to retain positions in Louisville, but we cannot speculate on the location of the corporate headquarters until the evaluation is completed.	6/21/04	Louisville

Questions Concerns	Via: ciionline/ toll-free	Date Received	Response	Date Posted to CIInet	Location
Will there be centralized functions at one location for the combined companies? I.e. will there be only one AP location?	ciionline	06/17/04

Each company will continue to operate as separate organizations under the current management structure and teams until the merger closes. Until that time, it’s business as usual for each company, and it’s vital that everyone focus on meeting customer needs and achieving objectives.

In order to make this combination effective and competitive, we will strive to achieve employee efficiencies. We will be working over the next few months to identify these efficiencies and how they will be realized. Our goal is to be able to have the analysis completed by the closing date in October.

				6/21/04	Louisville

Are any of the new Executives announced moving to Louisville?	ciionline	06/17/04	Any decision relative to relocation, of necessity, has to be deferred until the new corporate office location has been decided.	6/21/04	Louisville

Will the same CII severance package that exists today be honored?	ciionline	06/17/04	The HR Integration Team will be working on a Severance Program for the combined company. The details of which will be announced after the merger closes.	6/21/04	Louisville

If we are by chance offered a job at a new location and decline, will we still receive a severance or does declining the job offer to relocate void out any severance?	ciionline	06/17/04	This situation will be addressed in the new Severance Program developed by the HR Integration Team.	6/21/04	Louisville

It appears IMCO is in the driver’s seat? Is one company more predominant in this merger?	ciionline	06/17/04	The Board of the new company consists of 4 members each from CII and IMCO, plus the CEO and Chairman Steve Demetriou. Richard L. Kerr, interim President and CEO of IMCO will serve as President of the Recycling & Alloy Division, and John J. Wasz, Executive Vice President of Alflex Division, will be President of the Aluminum Fabricating Division. Because this is a merger of complementary companies, you’ll see executives from both companies in leadership positions.	6/21/04	Louisville

What is either company CII or IMCO doing to retain employees?	ciionline	06/17/04	The HR Integration Team will be developing a retention strategy.	6/21/04	Louisville

Questions Concerns	Via: ciionline/ toll-free	Date Received	Response	Date Posted to CIInet	Location
Will there be an overall headcount reduction?	ciionline	06/17/04	We cannot determine the headcount needs at this early stage. The operations and infrastructure analysis will indicate where there are duplications of roles and where we can improve employee efficiencies. This analysis is scheduled to be completed by the time the merger is finalized.	6/21/04	Louisville

If there is a reduction, how will it be handled? Will employees be reapplying for their jobs? Seniority? Performance? Will all job opportunities be posted?	ciionline	06/17/04	If the operations and infrastructure analysis determines the need for role eliminations, the HR Integration Team will develop a process and provide information to all affected employees of the appropriate actions to take, based on the opportunities available.	6/21/04	Louisville

Can we see a list of all IMCO locations?	ciionline	06/17/04	You can log onto www.imcorecycling.com to view information about IMCO Recycling, Inc. The home page has a drop down menu that allows you to access a map with the locations listed.	6/21/04	Louisville

Can we see a list of IMCO customers?	ciionline	06/17/04	Since the two companies are continuing to conduct business as usual, we cannot provide you with IMCO’s customer list. However, feel free to visit www.imcorecycling.com to view information about the company. Once on the IMCO homepage, click on OUR COMPANY, and select Products and Services in the drop down box. You can also click on OUR MARKETS and select Major Markets in the drop down box. Both sections provide additional information about what IMCO does and which industries they serve.	6/21/04	Louisville

Will any voluntary separation severances or early retirement plans be offered if there is a reduction in force?	ciionline	06/17/04	Until the analysis of both companies is complete and the merger has closed, it is difficult to speculate on any type of employee separation or early retirement programs.	6/21/04	Louisville

Questions Concerns	Via: ciionline/ toll-free	Date Received	Response	Date Posted to CIInet	Location
Will any voluntary separation severances or early retirement plans be offered if there is a reduction in force?	ciionline	06/17/04	Until the analysis of both companies is complete and the merger has closed, it is difficult to speculate on any type of employee separation or early retirement programs.	6/21/04	Louisville

Can the slides used during the Thursday 1pm call be posted?	ciionline	06/17/04	The webcast presentation is available on line by logging onto: http://cmin-imr.mergerannouncement.com. Select Investor Presentation, it can be viewed in PowerPoint of PDF.	6/22/04	Louisville

Does IMCO use JDEdwards? Are there plans to continue using JDEdwards after the close of the merger?	ciionline	6/21/04	IMCO does not use the JD Edwards system. The IT Integration Team will be studying what is the appropriate data platform going forward.	6/22/04	Louisville

As a CII employee what will happen to the CII stock in my 401-(k) plan, will IMCO stock replace the CII stock, or will the new company form a new stock?	Toll-free	6/21/04	There will be an exchange of CII stock for stock in the new company once the merger is complete. The transfer agent for the new company will handle transfers automatically.	6/22/04	Lewisport